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                                                                      EXHIBIT 11


                      COMPUTATION OF EARNINGS PER SHARE



         Dollars and share amounts in thousands, except per share data

                                                               Year Ended December 31
                                                          --------------------------------
                                                            1996        1995        1994
                                                          --------    --------    --------
Net income ............................................   $ 20,499    $ 10,813    $  6,329
Preferred stock dividend ..............................       (447)       (595)       (595)
Modified treasury stock method adjustment .............        909          24          13
                                                          --------    --------    --------
                                                          $ 20,961    $ 10,242    $  5,747
                                                          ========    ========    ========

Average common shares outstanding .....................     37,042      31,151      30,720
Common stock equivalents ..............................     14,728       3,375       1,673
                                                          --------    --------    --------
Weighted average common shares outstanding ............     51,770      34,526      32,393
                                                          ========    ========    ========


                                                          --------    --------    --------
Primary and fully diluted earnings per common share ...   $   0.40    $   0.30    $   0.18
                                                          ========    ========    ========